UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D

                 Under the Securities Exchange Act of 1934

                             (Amendment No. 6)*

                             Hexcel Corporation
---------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock (Par Value $0.01 Per Share)
---------------------------------------------------------------------------
                       (Title of Class of Securities)

                                428291 10 8
---------------------------------------------------------------------------
                               (CUSIP Number)


         Robert C. Schwenkel, Esq.                   Ben I. Adler, Esq.
Fried, Frank, Harris, Shriver & Jacobson LLP        Goldman, Sachs & Co.
             One New York Plaza                      One New York Plaza
             New York, NY 10004                      New York, NY 10004
               (212) 859-8000                          (212) 902-1000



---------------------------------------------------------------------------
        (Name, Address and Telephone Number of Persons Authorized to
                    Receive Notices and Communications)

                               July 8, 2005
---------------------------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 2 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             THE GOLDMAN SACHS GROUP, INC.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF, OO

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

                 7     SOLE VOTING POWER
   NUMBER OF
                             42,062
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 22,206,176

                 9     SOLE DISPOSITIVE POWER
      EACH
                             42,062
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   22,206,176

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             22,248,238(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             30.3%(2)

14     TYPE OF REPORTING PERSON

             HC-CO


(1) This amount includes shares of common stock of Hexcel Corporation (the "Company") that may be deemed to be beneficially owned by The Goldman Sachs Group, Inc. ("GS Group") which are issuable upon (i) the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share and (ii) the exercise of options granted by the Company which are currently exercisable and held for the benefit of GS Group. (2) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Group. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than GS Group. This percentage would equal 24.3% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 3 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GOLDMAN SACHS & CO.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF, WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |X|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             NEW YORK

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 22,206,176

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   22,206,176

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             22,206,176(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             30.2%(2)

14     TYPE OF REPORTING PERSON

             BD-PN-IA


(1) This amount includes shares of common stock of Hexcel Corporation (the "Company") that may be deemed to be beneficially owned by Goldman, Sachs & Co. ("Goldman Sachs") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share.
(2) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Goldman Sachs. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than Goldman Sachs. This percentage would equal 24.3% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 4 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS Advisors 2000, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 17,242,243

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   17,242,243

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,242,243(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             24.9%(2)

14     TYPE OF REPORTING PERSON

             OO

(1) This amount includes shares of common stock of Hexcel Corporation (the "Company") that may be deemed to be beneficially owned by GS Advisors 2000, L.L.C. ("GS Advisors") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share. (2) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Advisors. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than GS Advisors. This percentage would equal 18.9% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 5 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GOLDMAN, SACHS & CO. OHG

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             GERMANY

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 528,610

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   528,610

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             528,610(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.0%(2)

14     TYPE OF REPORTING PERSON

             PN

(1) This amount includes shares of common stock of Hexcel Corporation (the "Company") that may be deemed to be beneficially owned by Goldman, Sachs & Co. oHG ("GS oHG") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share. (2) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS oHG. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than GS oHG. This percentage would equal 0.6% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 6 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GOLDMAN, SACHS MANAGEMENT GP GMBH

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             GERMANY

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 528,610

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   528,610

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             528,610(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.0%(2)

14     TYPE OF REPORTING PERSON

             CO

(1) This amount includes shares of common stock of Hexcel Corporation (the "Company") that may be deemed to be beneficially owned by Goldman, Sachs Management GP GmbH ("GS GmbH") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share. (2) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS GmbH. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than GS GmbH. This percentage would equal 0.6% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 7 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS EMPLOYEE FUNDS 2000 GP, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 4,018,274

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   4,018,274

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,018,274(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.9%(2)

14     TYPE OF REPORTING PERSON

             00

(1) This amount includes shares of common stock of Hexcel Corporation (the "Company") that may be deemed to be beneficially owned by GS Employee Funds 2000 GP, L.L.C. ("GS Employee 2000") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share. (2) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Employee 2000. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than GS Employee 2000. This percentage would equal 4.4% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 8 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             STONE STREET 2000, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 416,949

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   416,949

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             416,949(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.8%(2)

14     TYPE OF REPORTING PERSON

             00

(1) This amount includes shares of common stock of Hexcel Corporation (the "Company") that may be deemed to be beneficially owned by Stone Street 2000, L.L.C. ("Stone 2000") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share. (2) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Stone 2000. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than Stone 2000. This percentage would equal 0.5% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 9 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS CAPITAL PARTNERS 2000, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 12,646,857

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   12,646,857

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,646,857(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             19.3%(2)

14     TYPE OF REPORTING PERSON

             PN

(1) This amount includes shares of common stock of Hexcel Corporation (the "Company") that may be deemed to be beneficially owned by GS Capital Partners 2000, L.P. ("GS Capital") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share. (2) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from su,h calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Capital. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than GS Capital. This percentage would equal 13.8% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 10 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             CAYMAN ISLANDS

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 4,595,386

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   4,595,386

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,595,386(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.8%(2)

14     TYPE OF REPORTING PERSON

             PN

(1) This amount includes shares of common stock of Hexcel Corporation (the "Company") that may be deemed to be beneficially owned by GS Capital Partners 2000 Offshore, L.P. ("GS Offshore") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share. (2) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Offshore. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than GS Offshore. This percentage would equal 5.0% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 11 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             GERMANY

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 528,610

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   528,610

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             528,610(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.0%(2)

14     TYPE OF REPORTING PERSON

             PN

(1) This amount includes shares of common stock of Hexcel Corporation (the "Company") that may be deemed to be beneficially owned by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GS Germany") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share.
(2) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Germany. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than GS Germany. This percentage would equal 0.6% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 12 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 4,018,274

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   4,018,274

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,018,274(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.9%(2)

14     TYPE OF REPORTING PERSON

             PN

(1) This amount includes shares of common stock of Hexcel Corporation (the "Company") that may be deemed to be beneficially owned by GS Capital Partners 2000 Employee Fund, L.P. ("GS Employee") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share. (2) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Employee. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than GS Employee. This percentage would equal 4.4% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 13 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             STONE STREET FUND 2000, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 416,949

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   416,949

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             416,949(1)

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.8%(2)

14     TYPE OF REPORTING PERSON

             PN

(1) This amount includes shares of common stock of Hexcel Corporation (the "Company") that may be deemed to be beneficially owned by Stone Street Fund 2000, L.P. ("Stone Street") which are issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company at a conversion price of $3.00 per share. (2) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Stone Street. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than Stone Street. This percentage would equal 0.5% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 14 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LXH HOLDINGS CORP.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 67,533.5

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   67,533.5

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             67,533.5

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.1%(1)

14     TYPE OF REPORTING PERSON

             CO

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than LXH Holdings Corp. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than LXH Holdings Corp. This percentage would be less than 0.1% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 15 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LXH HOLDINGS L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 78,510.2

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   78,510.2

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             78,510.2

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.1%(1)

14     TYPE OF REPORTING PERSON

             PN

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than LXH Holdings, L.P. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than LXH Holdings, L.P. This percentage would be less than 0.1% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 16 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LXH, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF, WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 1,950,565

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   1,950,565

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,950,565

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.6%(1)

14     TYPE OF REPORTING PERSON

             0O

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than LXH, L.L.C. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than LXH, L.L.C. This percentage would equal 2.1% if it were calculated by including such securities in such calculation.

                                 SCHEDULE 13D

CUSIP No. 428290 10 0                                            Page 17 of 17

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LXH II, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                       (b) |_|

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF, WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE

                 7     SOLE VOTING POWER
   NUMBER OF
                             0
     SHARES

  BENEFICIALLY   8     SHARED VOTING POWER

    OWNED BY                 1,474,349

                 9     SOLE DISPOSITIVE POWER
      EACH
                             0
   REPORTING

     PERSON      10    SHARED DISPOSITIVE POWER

      WITH                   1,474,349

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,474,349

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                      |_|

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.7%(1)

14     TYPE OF REPORTING PERSON

             0O

(1) This percentage is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than LXH II, L.L.C. Accordingly, such calculation does not include any shares of common stock of the Company issuable upon the conversion of shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company which are beneficially owned by any person other than LXH II, L.L.C. This percentage would equal 1.6% if it were calculated by including such securities in such calculation.

          This Amendment No. 6, filed by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors 2000, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs Management GP GmbH ("GS GmbH"), GS Employee Funds 2000 GP, L.L.C. ("GS Employee 2000"), Stone Street 2000, L.L.C. ("Stone 2000"), GS Capital Partners 2000, L.P. ("GS Capital"), GS Capital Partners 2000 Offshore, L.P. ("GS Offshore"), GS Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GS Germany"), GS Capital Partners 2000 Employee Fund, L.P. ("GS Employee"), Stone Street Fund 2000, L.P. ("Stone Street" and, together with GS Capital, GS Offshore, GS Germany and GS Employee, the "Limited Partnerships"), LXH Holdings Corp. ("LXH Corp."), LXH Holdings, L.P. ("LXH L.P."), LXH, L.L.C. ("LXH"), and LXH II, L.L.C. ("LXH II" and, together with LXH, the "Original Purchasers") (GS Group, Goldman Sachs, GS Advisors, GS oHG, GS GmbH, GS Employee 2000, Stone 2000, the Limited Partnerships, LXH Corp., LXH L.P., and the Original Purchasers, collectively, the "Filing Persons"), amends and supplements the Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission (the "SEC") on December 28, 2000 (as amended by Amendment No. 1 filed on December 20, 2002, Amendment No. 2 filed on March 21, 2003, Amendment No. 3 filed on November 30, 2004, Amendment No. 4 filed on December 21, 2004 and Amendment No. 5 filed on December 27, 2004, the "Schedule 13D"), relating to the common stock, par value $0.01 per share (the "Common Stock"), of Hexcel Corporation, a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Schedule 13D.(1)

----------------
(1) Neither the present filing nor anything contained herein will be construed as an admission that any Filing Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934.

ITEM 2.   IDENTITY AND BACKGROUND.

          The third and fourth paragraphs of Item 2 are hereby amended and restated in their entirety as follows:

          The name, business address, present principal occupation or employment and citizenship of each director of GS Group are set forth in
Schedule I hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer of GS Advisors are set forth in
Schedule II-A-i hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each member of the Principal Investment Area Investment Committee of Goldman Sachs, which is responsible for making all investment and management decisions for GS Advisors, GS Capital, GS Offshore, GS Germany, GS Employee and Stone Street on behalf of Goldman Sachs, are set forth in Schedule II-A-ii hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer and director of Goldman, Sachs & Co. Finanz GmbH, the sole managing general partner of GS oHG, are set forth in
Schedule II-B-i hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer of the GS GmbH, the sole managing partner of GS Germany, are set forth in Schedule II-B-ii hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer of Stone 2000 are set forth in Schedule II-C hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer of GS Employee 2000 are set forth in Schedule II-D hereto and are incorporated herein by reference.

          During the last five years, none of the Filing Persons, nor, to the knowledge of each of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) except as set forth on Schedule III hereto, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

ITEM 4.   PURPOSE OF TRANSACTION.

          Item 4 is hereby amended by adding the following immediately before the final three paragraphs thereof:

          On July 8, 2005, the Company advised the Limited Partnerships and the Original Purchasers (collectively, the "GS Selling Stockholders") that the Other Purchasers were exercising one of their three demand registration rights pursuant to Section 2.1(a)(i) of the registration rights agreement, dated as of March 19, 2003, among the Company and the Other Purchasers, and requested that the Company file a registration statement on Form S-3 with respect to an aggregate of 6,401,998 shares of Common Stock beneficially owned by the Other Purchasers. The intended method of distribution of such shares of Common Stock is an underwritten public offering (the "Second Registered Offering").

          On July 8, 2005, the GS Selling Stockholders provided the Company with written notice of the exercise of their piggyback registration rights pursuant to Section 2.2 of the Amended and Restated Registration Rights Agreement and requested that the Company include in the Second Registered Offering up to an aggregate of 8,098,002 shares of Common Stock beneficially owned by them. In connection therewith, the Limited Partnerships will convert 4,801 shares of Series A Preferred Stock and 47,125 shares of Series B Preferred Stock beneficially owned by them into an aggregate of 4,673,162 shares of Common Stock. Even though the GS Selling Stockholders (i) have exercised their piggyback registration rights and requested that the Company include in the Second Registered Offering up to an aggregate of 8,098,002 shares of Common Stock beneficially owned by them and (ii) presently intend to dispose of all such shares in the Second Registered Offering, depending on market conditions and other factors in existence at the time of any such disposition, there can be no assurance that a registration statement with respect to the sale of such shares will be declared effective by the SEC or that such shares will ultimately be sold pursuant to such registration statement. Goldman Sachs will act as an underwriter in the Second Registered Offering.

ITEM 5.   INTERESTS IN SECURITIES OF THE ISSUER.

Item 5 is hereby amended and restated in its entirety as follows:

          (a) As of July 13, 2005, GS Group may be deemed to beneficially own an aggregate of 22,248,238 shares of Common Stock, consisting of: (i) 3,424,914 shares of Common Stock that are beneficially owned by the
Original Purchasers, as described below; (ii) (A) (I) 10,000 options granted to Mr. Mehra on December 19, 2000 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 10,000 shares of Common Stock, (II) 2,000 options granted to Mr. Mehra on May 10, 2001 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 2,000 shares of Common Stock,
(III) 8,000 options granted to Mr. Mehra on July 31, 2001 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 8,000 shares of Common Stock, (IV) 2,000 options granted to Mr. Mehra on May 9, 2002 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 2,000 shares of Common Stock, (V) 2,000 options granted to Mr. Mehra on May 22, 2003 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 2,000 shares of Common Stock, (VI) 1,590 restricted stock units granted to Mr. Mehra on November 16, 2004 pursuant to the Hexcel Incentive Stock Plan, of which one-third of such restricted stock units vested on the date of grant, an additional one-third of such restricted stock units will vest on November 16, 2005, the remaining one-third of such restricted stock units will vest on November 16, 2006 and all of such restricted stock units will convert into an equal number of shares of Common Stock on November 16, 2006, and (VII) 1,503 restricted stock units granted to Mr. Mehra on March 19, 2005 pursuant to the Hexcel Incentive Stock Plan, of which one-third of such restricted stock units vested on the date of grant, an additional one-third of such restricted stock units will vest on March 19, 2006, the remaining one-third of such restricted stock units will vest on March 19, 2007 and all of such restricted stock units will convert into an equal number of shares of Common Stock on March 19, 2007 (Sanjeev K. Mehra has an understanding with GS Group pursuant to which he holds the options and restricted stock units described above in (A)(I) through (A)(VII) for the benefit of GS Group), and (B) (I) 10,000 options granted to Mr. Sacerdote on December 19, 2000 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 10,000 shares of Common Stock, (II) 2,000 options granted to Mr. Sacerdote on May 10, 2001 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 2,000 shares of Common Stock, (III) 2,000 options granted to Mr. Sacerdote on May 9, 2002 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 2,000 shares of Common Stock, (IV) 2,000 options granted to Mr. Sacerdote on May 22, 2003 pursuant to the Hexcel Incentive Stock Plan, of which all of such options are currently exercisable for 2,000 shares of Common Stock, (V) 1,590 restricted stock units granted to Mr. Sacerdote on November 16, 2004 pursuant to the Hexcel Incentive Stock Plan, of which one-third of such restricted stock units vested on the date of grant, an additional one-third of such restricted stock units will vest on November 16, 2005, the remaining one-third of such restricted stock units will vest on November 16, 2006 and all of such restricted stock units will convert into an equal number of shares of Common Stock on November 16, 2006, and (VI) 1,503 restricted stock units granted to Mr. Sacerdote on March 19, 2005 pursuant to the Hexcel Incentive Stock Plan, of which one-third of such restricted stock units vested on the date of grant, an additional one-third of such restricted stock units will vest on March 19, 2006, the remaining one-third of such restricted stock units will vest on March 19, 2007 and all of such restricted stock units will convert into an equal number of shares of Common Stock on March 19, 2007 (Peter M. Sacerdote has an understanding with GS Group pursuant to which he holds the options and restricted stock units described above in (B)(I) through (B)(VI) for the benefit of GS Group); (iii) 47,125 shares of Series A Preferred Stock that are beneficially owned by the Limited Partnerships, as described below, and that are convertible into 15,708,332 shares of Common Stock; (iv) 47,125 shares of Series B Preferred Stock that are beneficially owned by the Limited Partnerships, as described below, and that are convertible into 3,072,830 shares of Common Stock; and (v) 100 shares of Common Stock acquired by Goldman Sachs in ordinary course trading activities. The shares of Common Stock that may be deemed to be beneficially owned by GS Group represent approximately 30.3% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the Company's registration statement on Form S-3 filed on July 11, 2005 (the "July 2005 S-3"). The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Group. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Group. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, GS Group will have the power to vote shares representing approximately 24.3% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As of July 13, 2005, Goldman Sachs may be deemed to beneficially own an aggregate of 22,206,176 shares of Common Stock, consisting of: (i) 3,424,914 shares of Common Stock that are beneficially owned by the Original Purchasers, as described below; (ii) 47,125 shares of Series A Preferred Stock that are beneficially owned by the Limited Partnerships, as described below, and that are convertible into 15,708,332 shares of Common Stock; (iii) 47,125 shares of Series B Preferred Stock that are beneficially owned by the Limited Partnerships, as described below, and that are convertible into 3,072,830 shares of Common Stock; and (iv) 100 shares of Common Stock acquired by Goldman Sachs in ordinary course trading activities. The shares of Common Stock that may be deemed to be beneficially owned by Goldman Sachs represent approximately 30.2% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Goldman Sachs. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than Goldman Sachs. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, Goldman Sachs will have the power to vote shares representing approximately 24.3% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          GS Group and Goldman Sachs disclaim beneficial ownership of the shares of Common Stock beneficially owned by the Original Purchasers and the Limited Partnerships to the extent that partnership or membership interests, as the case may be, in the Limited Partnerships are held by persons other than Goldman Sachs or its affiliates.

          In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the investment banking division of GS Group and its subsidiaries and affiliates (the "Investment Banking Division"). This filing does not reflect securities, if any, beneficially owned by any other operating unit of GS Group and its subsidiaries and affiliates. The Investment Banking Division disclaims beneficial ownership of securities, if any, beneficially owned by (i) any client accounts with respect to which the Investment Banking Division or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which the Investment Banking Division is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Investment Banking Division.

          As of July 13, 2005, GS Advisors may be deemed to beneficially own an aggregate of 17,242,243 shares of Common Stock, consisting of: (i) 2,659,326 shares of Common Stock, of which 1,950,565 shares may be deemed to be beneficially owned by GS Capital and 708,761 shares may be deemed to be beneficially owned by GS Offshore, as described below; (ii) 36,590.916 shares of Series A Preferred Stock, of which 26,838.74 shares are beneficially owned by GS Capital and 9,752.176 shares are beneficially owned by GS Offshore, as described below, and that are convertible into 12,196,971 shares of Common Stock; and (iii) 36,590.916 shares of Series B Preferred Stock, of which 26,838.74 shares are beneficially owned by GS Capital and 9,752.176 shares are beneficially owned by GS Offshore, as described below, and that are convertible into 2,385,946 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS Advisors represent approximately 24.9% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Advisors. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Advisors. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, GS Advisors will have the power to vote shares representing approximately 18.9% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As of July 13, 2005, GS oHG may be deemed to beneficially own an aggregate of 528,610 shares of Common Stock, consisting of: (i) 81,529 shares of Common Stock that may be deemed to be beneficially owned by GS Germany; (ii) 1,121.799 shares of Series A Preferred Stock that are beneficially owned by GS Germany and that are convertible into 373,933 shares of Common Stock; and (iii) 1,121.799 shares of Series B Preferred Stock that are beneficially owned by GS Germany and that are convertible into 73,148 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS oHG represent approximately 1.0% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS oHG. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS oHG. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, GS oHG will have the power to vote shares representing approximately 0.6% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As of July 13, 2005, GS GmbH may be deemed to beneficially own an aggregate of 528,610 shares of Common Stock, consisting of: (i) 81,529 shares of Common Stock that may be deemed to be beneficially owned by GS Germany; (ii) 1,121.799 shares of Series A Preferred Stock that are beneficially owned by GS Germany and that are convertible into 373,933 shares of Common Stock; and (iii) 1,121.799 shares of Series B Preferred Stock that are beneficially owned by GS Germany and that are convertible into 73,148 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS GmbH represent approximately 1.0% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS GmbH. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS GmbH. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, GS GmbH will have the power to vote shares representing approximately 0.6% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As  of  July  13,  2005,  GS  Employee  2000  may  be  deemed  to beneficially own an aggregate of 4,018,274 shares of Common Stock, consisting of: (i) 619,751 shares of Common Stock that may be deemed to be beneficially owned by GS Employee; (ii) 8,527.45 shares of Series A Preferred Stock that are beneficially owned by GS Employee and that are convertible into 2,842,483 shares of Common Stock; and (iii) 8,527.45 shares of Series B Preferred Stock that are beneficially owned by GS Employee and that are convertible into 556,040 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS Employee 2000 represent approximately 6.9% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Employee 2000. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Employee 2000. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, GS Employee 2000 will have the power to vote shares representing approximately 4.4% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As of July 13, 2005, Stone 2000 may be deemed to beneficially own an aggregate of 416,949 shares of Common Stock, consisting of: (i) 64,308 shares of Common Stock that may be deemed to be beneficially owned by Stone Street; (ii) 884.835 shares of Series A Preferred Stock that are beneficially owned by Stone Street and that are convertible into 294,945 shares of Common Stock; and (iii) 884.835 shares of Series B Preferred Stock that are beneficially owned by Stone Street and that are convertible into 57,696 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by Stone 2000 represent approximately 0.8% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Stone 2000. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than Stone 2000. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, GS Stone 2000 will have the power to vote shares representing approximately 0.5% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As of July 13, 2005, GS Capital may be deemed to beneficially own an aggregate of 12,646,857 shares of Common Stock, consisting of: (i) 1,950,565 shares of Common Stock that are beneficially owned by LXH; (ii) 26,838.74 shares of Series A Preferred Stock that are beneficially owned by GS Capital and that are convertible into 8,946,246 shares of Common Stock; and (iii) 26,838.74 shares of Series B Preferred Stock that are beneficially owned by GS Capital and that are convertible into 1,750,046 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS Capital represent approximately 19.3% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Capital. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Capital. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, GS Capital will have the power to vote shares representing approximately 13.8% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As of July 13, 2005, GS Offshore may be deemed to beneficially own an aggregate of 4,595,386 shares of Common Stock, consisting of: (i) 708,761 shares of Common Stock that are beneficially owned by LXH II; (ii) 9,752.176 shares of Series A Preferred Stock that are beneficially owned by GS Offshore and that are convertible into 3,250,725 shares of Common Stock; and (iii) 9,752.176 shares of Series B Preferred Stock that are beneficially owned by GS Offshore and that are convertible into 635,900 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS Offshore represent approximately 7.8% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Offshore. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Offshore. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, GS Offshore will have the power to vote shares representing approximately 5.0% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As of July 13, 2005, GS Germany may be deemed to beneficially own an aggregate of 528,610 shares of Common Stock, consisting of: (i) 81,529 shares of Common Stock that are beneficially owned by LXH II; (ii) 1,121.799 shares of Series A Preferred Stock that are beneficially owned by GS Germany and that are convertible into 373,933 shares of Common Stock; and (iii) 1,121.799 shares of Series B Preferred Stock that are beneficially owned by GS Germany and that are convertible into 73,148 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS Germany represent approximately 1.0% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Germany. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Germany. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, GS Germany will have the power to vote shares representing approximately 0.6% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As of July 13, 2005, GS Employee may be deemed to beneficially own an aggregate of 4,018,274 shares of Common Stock, consisting of: (i) 619,751 shares of Common Stock that are beneficially owned by LXH II; (ii) 8,527.45 shares of Series A Preferred Stock that are beneficially owned by GS Employee and that are convertible into 2,842,483 shares of Common Stock; and (iii) 8,527.45 shares of Series B Preferred Stock that are beneficially owned by GS Employee and that are convertible into 556,040 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by GS Employee represent approximately 6.9% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than GS Employee. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than GS Employee. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, GS Employee will have the power to vote shares representing approximately 4.4% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As of July 13, 2005, Stone Street may be deemed to beneficially own an aggregate of 416,949 shares of Common Stock, consisting of: (i) 64,308 shares of Common Stock that are beneficially owned by LXH II; (ii)
884.835 shares of Series A Preferred Stock that are beneficially owned by Stone Street and that are convertible into 294,945 shares of Common Stock; and (iii) 884.835 shares of Series B Preferred Stock that are beneficially owned by Stone Street and that are convertible into 57,696 shares of Common Stock. The shares of Common Stock that may be deemed to be beneficially owned by Stone Street represent approximately 0.8% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculation all securities not outstanding which are subject to options, warrants, rights or conversion privileges and which are beneficially owned by any person other than Stone Street. Accordingly, such calculation does not include the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock which are beneficially owned by any person other than Stone Street. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, Stone Street will have the power to vote shares representing approximately 0.5% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As of July 13, 2005, LXH Corp. may be deemed to beneficially own 67,533.5 shares of Common Stock, that also may be deemed to be beneficially owned by LXH, LXH L.P. and GS Capital. The shares of Common Stock that may be deemed to be beneficially owned by LXH Corp. represent approximately 0.1% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, LXH Corp. will have the power to vote shares representing less than 0.1% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As of July 13, 2005, LXH L.P. may be deemed to beneficially own 78,510.2 shares of Common Stock, that also may be deemed to be beneficially owned by LXH and GS Capital. The shares of Common Stock that may be deemed to be beneficially owned by LXH L.P. represent approximately 0.1% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, LXH L.P. will have the power to vote shares representing less than 0.1% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As of July 13, 2005, LXH beneficially owns 1,950,565 shares of Common Stock. The shares of Common Stock beneficially owned by LXH represent approximately 3.6% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, LXH will have the power to vote shares representing approximately 2.1% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          As of July 13, 2005, LXH II beneficially owns 1,474,349 shares of Common Stock. The shares of Common Stock beneficially owned by LXH II represent approximately 2.7% of the outstanding shares of Common Stock, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote, on an as-converted basis, on all matters put to a vote or consent of the holders of Common Stock. Therefore, in any such vote or consent, as of July 13, 2005, LXH II will have the power to vote shares representing approximately 1.6% of the total number of votes that may be cast on any such matter, based on there being 54,696,233 shares of Common Stock outstanding as of June 24, 2005, as disclosed in the July 2005 S-3.

          None of the Filing Persons or, to their knowledge, the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto, beneficially owns any shares of Common Stock other than as set forth herein.

          (b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock beneficially owned by such Filing Person as indicated above.

          (c) Except as described above, no transactions in the shares of Common Stock were effected by the Filing Persons, or, to their knowledge, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto, during the past 60 days.

          (d) Except for clients of Goldman Sachs who may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock held in managed accounts, no other person is known by any Filing Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by any Filing Person.

          (e) Not applicable.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 15, 2005


                                           THE GOLDMAN SACHS GROUP, INC.


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           GOLDMAN, SACHS & CO.


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           GS ADVISORS 2000, L.L.C.


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           GOLDMAN, SACHS & CO. OHG


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           GOLDMAN, SACHS MANAGEMENT GP GMBH


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           GS EMPLOYEE FUNDS 2000 GP, L.L.C.


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           STONE STREET 2000, L.L.C.


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           GS CAPITAL PARTNERS 2000, L.P.


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           GS CAPITAL PARTNERS 2000
                                           OFFSHORE, L.P.


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           GS CAPITAL PARTNERS 2000 GMBH &
                                           CO. BETEILIGUNGS KG


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           GS CAPITAL PARTNERS 2000 EMPLOYEE
                                           FUND, L.P.


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           STONE STREET FUND 2000, L.P.


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           LXH HOLDINGS CORP.


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           LXH HOLDINGS, L.P.


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           LXH, L.L.C.


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact


                                           LXH II, L.L.C.


                                           By:   /s/ Ted Chang
                                                 -----------------------
                                                 Name:  Ted Chang
                                                 Title: Attorney-in-fact

                                 SCHEDULE I
                                 ----------

     Schedule I is hereby amended and restated in its entirety as follows:

     The name of each director of The Goldman Sachs Group, Inc. is set forth below.

     The business address of each person listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

     Each director listed below is a United States citizen, except as follows: Lord Browne of Madingley is a citizen of the United Kingdom and Claes Dahlback is a citizen of Sweden. The present principal occupation or employment of each of the directors listed below is set forth below.


------------------------------ ------------------------------------------------------------------------------------
             Name                                           Present Principal Occupation
------------------------------ ------------------------------------------------------------------------------------
Henry M. Paulson, Jr.          Chairman of the Board and Chief Executive Officer of The Goldman Sachs Group, Inc.
------------------------------ ------------------------------------------------------------------------------------
Lloyd C. Blankfein             President and Chief Operating Officer of The Goldman Sachs Group, Inc.
------------------------------ ------------------------------------------------------------------------------------
Lord Browne of Madingley       Group Chief Executive of BP plc
------------------------------ ------------------------------------------------------------------------------------
John H. Bryan                  Retired Chairman and Chief Executive Officer of Sara Lee Corporation
------------------------------ ------------------------------------------------------------------------------------
Claes Dahlback                 Senior Advisor to Investor AB
------------------------------ ------------------------------------------------------------------------------------
Stephen Friedman               Former Assistant to the President for Economic Policy and Director of the
                               National Economic Council
------------------------------ ------------------------------------------------------------------------------------
William W. George              Retired Chairman and Chief Executive Officer of Medtronic, Inc.
------------------------------ ------------------------------------------------------------------------------------
James A. Johnson               Vice Chairman of Perseus, L.L.C.
------------------------------ ------------------------------------------------------------------------------------
Lois D. Juliber                Retired Vice Chairman of Colgate-Palmolive Company
------------------------------ ------------------------------------------------------------------------------------
Edward M. Liddy                Chairman of the Board, President and Chief Executive Officer of The Allstate
                               Corporation
------------------------------ ------------------------------------------------------------------------------------
Ruth J. Simmons                President of Brown University
------------------------------ ------------------------------------------------------------------------------------


                              SCHEDULE II-A-i
                              ---------------

     Schedule II-A-i is hereby amended and restated in its entirety as follows:

     The name, position and present principal occupation of each executive officer of GS Advisors 2000, L.L.C., the sole general partner of each of GS Capital Partners 2000, L.P. and GS Capital Partners 2000 Offshore, L.P., are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Sanjay H. Patel, Steffen J. Kastner, Bjorn P. Killmer, Benoit Valentin and Ulrika Werdelin is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Mary Nee and Hsueh J. Sung is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, San Francisco, CA 94104. The business address of Muneer A. Satter is 4900 Sears Tower, Chicago, IL 60606.

     All executive officers listed below are United States citizens, except as follows: Richard S. Sharp and Sarah E. Smith are citizens of the United Kingdom; Hughes B. Lepic and Benoit Valentin are citizens of France; Adrian
M. Jones is a citizen of Ireland; Bjorn P. Killmer and Steffen J. Kastner are citizens of Germany; Hsueh Sung is a citizen of Taiwan and Ulrika Werdelin is a citizen of Sweden.


------------------------------- ---------------------------- ---------------------------------------------------------
             Name                        Position                          Present Principal Occupation
------------------------------- ---------------------------- ---------------------------------------------------------
Richard A. Friedman             President                    Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Joseph H. Gleberman             Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Henry Cornell                   Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Richard S. Sharp                Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Esta E. Stecher                 Assistant Secretary          Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Sanjeev K. Mehra                Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Muneer A. Satter                Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Sanjay H. Patel                 Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Hsueh J. Sung                   Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
------------------------------- ---------------------------- ---------------------------------------------------------
Steven M. Bunson                Assistant Secretary          Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Elizabeth C. Fascitelli         Treasurer                    Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
David J. Greenwald              Assistant Secretary          Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Hughes B. Lepic                 Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Russell E. Makowsky             Assistant Secretary          Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Sarah E. Smith                  Assistant Treasurer          Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Gerald J. Cardinale             Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Stephen S. Trevor               Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Joseph P. DiSabato              Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Robert R. Gheewalla             Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Ben I. Adler                    Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Melina E. Higgins               Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Adrian M. Jones                 Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
John E. Bowman                  Vice President               Vice President of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Katherine B. Enquist            Vice President/ Secretary    Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Beverly L. O'Toole              Assistant Secretary          Vice President and Associate General Counsel of
                                                             Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Matthew E. Tropp                Assistant Secretary          Vice President and Associate General Counsel of
                                                             Goldman, Sachs &Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Mitchell S. Weiss               Vice President               Vice President of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Mary Nee                        Vice President               Executive Director of Goldman Sachs (Asia) L.L.C.
------------------------------- ---------------------------- ---------------------------------------------------------
Ulrika Werdelin                 Vice President               Executive Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Kenneth A. Pontarelli           Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Steffen J. Kastner              Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Stuart A. Katz                  Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Bjorn P. Killmer                Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Benoit Valentin                 Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Julie Abraham                   Assistant Secretary          Vice President and Assistant General Counsel of
                                                             Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------


                              SCHEDULE II-A-ii
                              ----------------

     Schedule II-A-ii is hereby amended and restated in its entirety as follows:

     The name and principal occupation of each member of the Principal Investment Area Investment Committee of Goldman, Sachs & Co., which exercises the authority of Goldman, Sachs & Co. in managing GS Advisors 2000, L.L.C., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P. and Stone Street Fund 2000, L.P., are set forth below.

     The business address for each member listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows:
The business address of Richard S. Sharp, Robert R. Gheewalla and Hughes B. Lepic is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Muneer A. Satter is 4900 Sears Tower, Chicago, IL 60606. The business address of Hsueh J. Sung is 68/F Cheung Kong Centre, Hong Kong.

     All members listed below are United States citizens, except as follows: Richard S. Sharp and Sarah E. Smith are citizens of the United
Kingdom; Hughes B. Lepic is a citizen of France; Adrian M. Jones is a citizen of Ireland and Hsueh Sung is a citizen of Taiwan.


------------------------------------- -------------------------------------------------------------
                Name                                           Present Principal Occupation
------------------------------------- -------------------------------------------------------------
Peter M. Sacerdote                    Advisory Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Richard A. Friedman                   Managing Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Joseph H. Gleberman                   Managing Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Henry Cornell                         Managing Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Richard S. Sharp                      Managing Director of Goldman Sachs International
------------------------------------- -------------------------------------------------------------
Sanjeev K. Mehra                      Managing Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Muneer A. Satter                      Managing Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Joe DiSabato                          Managing Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Adrian M. Jones                       Managing Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Peter G. Sachs                        Senior Director of The Goldman Sachs Group, Inc.
------------------------------------- -------------------------------------------------------------
Scott Kapnick                         Managing Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Melina E. Higgins                     Managing Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Hsueh Sung                            Managing Director of Goldman Sachs (Asia) L.L.C.
------------------------------------- -------------------------------------------------------------
Ben I. Adler                          Managing Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Elizabeth C. Fascitelli               Managing Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Sarah E. Smith                        Managing Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Stephen S. Trevor                     Managing Director of Goldman, Sachs & Co.
------------------------------------- -------------------------------------------------------------
Robert R. Gheewalla                   Managing Director of Goldman Sachs International
------------------------------------- -------------------------------------------------------------
Hughes B. Lepic                       Managing Director of Goldman Sachs International
------------------------------------- -------------------------------------------------------------





                              SCHEDULE II-B-i
                              ---------------

     Schedule II-B-i is hereby amended and restated in its entirety as follows:

     The name, position and present principal occupation of each executive officer and director of Goldman, Sachs & Co. Finanz GmbH which is the sole managing general partner of Goldman, Sachs & Co. oHG are set forth below.

     The business address for each of the executive officers and directors listed below is MesseTurm, 60308 Frankfurt am Main, Germany.

     The executive officers and directors listed below are citizens of Germany.


---------------------------------- ---------------------------- ------------------------------------------------------
              Name                          Position                        Present Principal Occupation
---------------------------------- ---------------------------- ------------------------------------------------------
Andreas Koernlein                  Managing Director            Managing Director of Goldman, Sachs & Co. oHG
---------------------------------- ---------------------------- ------------------------------------------------------

Alexander C. Dibelius              Managing Director            Managing Director of Goldman, Sachs & Co. oHG
---------------------------------- ---------------------------- ------------------------------------------------------
Peter Hollmann                     Managing Director            Managing Director of Goldman, Sachs & Co. oHG
---------------------------------- ---------------------------- ------------------------------------------------------

                              SCHEDULE II-B-ii
                              ----------------

      Schedule II-B-ii is hereby amended and restated in its entirety as follows:

     The name, position and present principal occupation of each executive officer of GS Management GP GmbH, the sole managing partner of GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except for Richards S. Sharp, whose business address is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England.

     All executive officers listed below are United States citizens, except for Richards S. Sharp and Sarah E. Smith, who are citizens of the United Kingdom.


-------------------------- -------------------- ---------------------------------------------------
          Name                 Position              Present Principal Occupation
-------------------------- -------------------- ---------------------------------------------------
Richard A. Friedman        Managing Director    Managing Director of Goldman, Sachs & Co.
-------------------------- -------------------- ---------------------------------------------------
Joseph H. Gleberman        Managing Director    Managing Director of Goldman, Sachs & Co.
-------------------------- -------------------- ---------------------------------------------------
David A. Viniar            Managing Director    Managing Director of Goldman, Sachs & Co.
-------------------------- -------------------- ---------------------------------------------------
Henry Cornell              Managing Director    Managing Director of Goldman, Sachs & Co.
-------------------------- -------------------- ---------------------------------------------------
Esta E. Stecher            Managing Director    Managing Director of Goldman, Sachs & Co.
-------------------------- -------------------- ---------------------------------------------------
Elizabeth C. Fascitelli    Managing Director    Managing Director of Goldman, Sachs & Co.
-------------------------- -------------------- ---------------------------------------------------
David J. Greenwald         Managing Director    Managing Director of Goldman, Sachs & Co.
-------------------------- -------------------- ---------------------------------------------------
Sarah E. Smith             Managing Director    Managing Director of Goldman, Sachs & Co.
-------------------------- -------------------- ---------------------------------------------------
Katherine B. Enquist       Managing Director    Managing Director of Goldman, Sachs & Co.
-------------------------- -------------------- ---------------------------------------------------
John E. Bowman             Managing Director    Vice President of Goldman, Sachs & Co.
-------------------------- -------------------- ---------------------------------------------------
Richard S. Sharp           Managing Director    Managing Director of Goldman Sachs International
-------------------------- -------------------- ---------------------------------------------------

                               SCHEDULE II-C
                               -------------

     The name, position and present principal occupation of each executive officer of Stone Street 2000, L.L.C., the sole general partner of Stone Street Fund 2000, L.P., are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Sanjay H. Patel, Steffen J. Kastner, Bjorn P. Killmer, Benoit Valentin and Ulrika Werdelin is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Mary Nee and Hsueh J. Sung is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, 45th Floor, San Francisco, CA 94104. The business address of Muneer
A. Satter is 4900 Sears Tower,  Chicago,  IL 60606.

     All executive officers listed below are United States citizens, except as follows: Richard S. Sharp and Sarah E. Smith are citizens of the United Kingdom; Hughes B. Lepic and Benoit Valentin are citizens of France; Adrian
M. Jones is a citizen of Ireland; Bjorn P. Killmer and Steffen J. Kastner are citizens of Germany; Ulrika Werdelin is a citizen of Sweden and Hsueh
J. Sung is a citizen of Taiwan.


--------------------------------- ------------------------------- ------------------------------------------------------
              Name                           Position                         Present Principal Occupation
--------------------------------- ------------------------------- ------------------------------------------------------
Peter M. Sacerdote                Chairman/President              Advisory Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Peter G. Sachs                    Vice President                  Senior Director of The Goldman Sachs Group, Inc.
--------------------------------- ------------------------------- ------------------------------------------------------
Richard A. Friedman               Vice President                  Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Joseph H. Gleberman               Vice President                  Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Henry Cornell                     Vice President                  Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Richard S. Sharp                  Vice President                  Managing Director of Goldman Sachs International
--------------------------------- ------------------------------- ------------------------------------------------------
Esta E. Stecher                   Vice President/Assistant        Managing Director of Goldman, Sachs & Co.
                                  Secretary
--------------------------------- ------------------------------- ------------------------------------------------------
Sanjeev K. Mehra                  Vice President/Treasurer        Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Muneer A. Satter                  Vice President                  Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Hsueh J. Sung                     Vice President                  Managing Director of Goldman Sachs (Asia) L.L.C.
--------------------------------- ------------------------------- ------------------------------------------------------
Steven M. Bunson                  Assistant Secretary             Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Elizabeth C. Fascitelli           Vice President                  Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
David J. Greenwald                Vice President/Assistant        Managing Director of Goldman, Sachs & Co.
                                  Secretary
--------------------------------- ------------------------------- ------------------------------------------------------
Hughes B. Lepic                   Vice President                  Managing Director of Goldman Sachs International
--------------------------------- ------------------------------- ------------------------------------------------------
Russell E. Makowsky               Assistant Secretary             Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Sarah E. Smith                    Assistant Treasurer             Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Stephen S. Trevor                 Vice President                  Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Joseph P. DiSabato                Vice President                  Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Robert R. Gheewalla               Vice President                  Managing Director of Goldman Sachs International
--------------------------------- ------------------------------- ------------------------------------------------------
Sanjay H. Patel                   Vice President                  Managing Director of Goldman Sachs International
--------------------------------- ------------------------------- ------------------------------------------------------
Ben I. Adler                      Vice President                  Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Melina E. Higgins                 Vice President                  Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
John E. Bowman                    Vice President                  Vice President of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Carrie Teret                      Vice President                  Vice President of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Katherine B. Enquist              Vice President/Secretary        Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Beverly L. O'Toole                Assistant Secretary             Vice President and Associate General Counsel
                                                                  of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Mitchell S. Weiss                 Vice President                  Vice President of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Matthew E. Tropp                  Assistant Secretary             Vice President and Associate General Counsel of
                                                                  Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Mary Nee                          Vice President                  Executive Director of Goldman Sachs (Asia) L.L.C.
--------------------------------- ------------------------------- ------------------------------------------------------
Richard J. Stingi                 Vice President                  Vice President of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Ulrika Werdelin                   Vice President                  Executive Director of Goldman Sachs International
--------------------------------- ------------------------------- ------------------------------------------------------
Gerald J. Cardinale               Vice President                  Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Adrian M. Jones                   Vice President                  Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Kenneth A. Pontarelli             Vice President                  Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Steffen J. Kastner                Vice President                  Managing Director of Goldman Sachs International
--------------------------------- ------------------------------- ------------------------------------------------------
Stuart A. Katz                    Vice President                  Managing Director of Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------
Bjorn P. Killmer                  Vice President                  Managing Director of Goldman Sachs International
--------------------------------- ------------------------------- ------------------------------------------------------
Benoit Valentin                   Vice President                  Managing Director of Goldman Sachs International
--------------------------------- ------------------------------- ----------------------------------------------------
Julie Abraham                     Assistant Secretary             Vice President and Assistant General Counsel of
                                                                  Goldman, Sachs & Co.
--------------------------------- ------------------------------- ------------------------------------------------------

                               SCHEDULE II-D
                               -------------

     The name, position and present principal occupation of each executive officer of GS Employee Funds 2000 GP, L.L.C., the sole general partner of GS Capital Partners 2000 Employee Fund, L.P., are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Sanjay H. Patel, Steffen J. Kastner, Bjorn P. Killmer, Benoit Valentin and Ulrika Werdelin is 133 Fleet Street, London EC4A 2BB, England. The business address of Mary Nee and Hsueh J. Sung is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, 45th Floor, San Francisco, CA 94104. The business address of Muneer A. Satter is 4900 Sears Tower, Chicago, IL 60606.

     All executive officers listed below are United States citizens, except as follows: Richard S. Sharp and Sarah E. Smith are citizens of the United Kingdom; Hughes B. Lepic and Benoit Valentin are citizens of France; Adrian
M. Jones is a citizen of Ireland; Steffen J. Kastner and Bjorn P. Killmer are citizens of Germany; Ulrika Werdelin is a citizen of Sweden and Hsueh
J. Sung is a citizen of Taiwan.


--------------------------------- ---------------------------- ------------------------------------------------------
              Name                         Position                        Present Principal Occupation
--------------------------------- ---------------------------- ------------------------------------------------------
Richard A. Friedman               President                    Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Joseph H. Gleberman               Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Henry Cornell                     Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Richard S. Sharp                  Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Esta E. Stecher                   Vice President/              Managing Director of Goldman, Sachs & Co.
                                  Assistant Secretary
--------------------------------- ---------------------------- ------------------------------------------------------
Sanjeev K. Mehra                  Vice President/Treasurer     Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Muneer A. Satter                  Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Hsueh J. Sung                     Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
--------------------------------- ---------------------------- ------------------------------------------------------
Steven M. Bunson                  Assistant Secretary          Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Elizabeth C. Fascitelli           Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
David J. Greenwald                Vice President/              Managing Director of Goldman, Sachs & Co.
                                  Assistant Secretary
--------------------------------- ---------------------------- ------------------------------------------------------
Hughes B. Lepic                   Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Russell E. Makowsky               Assistant Secretary          Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Sarah E. Smith                    Assistant Treasurer          Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Gerald J. Cardinale               Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Stephen S. Trevor                 Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Joseph P. DiSabato                Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Robert R. Gheewalla               Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Sanjay H. Patel                   Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Ben I. Adler                      Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Melina E. Higgins                 Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Adrian M. Jones                   Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
John E. Bowman                    Vice President               Vice President of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Katherine B. Enquist              Vice President/              Managing Director of Goldman, Sachs & Co.
                                  Secretary
--------------------------------- ---------------------------- ------------------------------------------------------
Beverly L. O'Toole                Assistant Secretary          Vice President and Associate General Counsel of
                                                               Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Raymond G. Matera                 Vice President               Vice President of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Mitchell S. Weiss                 Vice President               Vice President of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Mary Nee                          Vice President               Executive Director of Goldman Sachs (Asia) L.L.C.
--------------------------------- ---------------------------- ------------------------------------------------------
Matthew E. Tropp                  Assistant Secretary          Vice President and Associate General Counsel of
                                                               Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Richard J. Stingi                 Vice President               Vice President of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Ulrika Werdelin                   Vice President               Executive Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Kenneth A. Pontarelli             Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Steffen J. Kastner                Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Stuart A. Katz                    Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Bjorn P. Killmer                  Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Benoit Valentin                   Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Julie Abraham                     Assistant Secretary          Vice President and Assistant General Counsel of
                                                               Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------

                                SCHEDULE III
                                ------------

     Schedule III is hereby amended and restated in its entirety as follows:

     On April 6, 2000, in connection with an industry-wide investigation by the Securities and Exchange Commission (the "SEC") relating to the pricing of government securities in advance refunding transactions, Goldman, Sachs & Co. ("Goldman Sachs") joined in a global settlement resolving the SEC investigation as well as a related qui tam lawsuit purportedly brought on behalf of the United States entitled United States ex rel. Lissack v. Goldman, Sachs & Co., et al., 95 Civ. 1363 (S.D.N.Y.)(BSJ). Pursuant to the settlement, without admitting or denying the findings, Goldman Sachs consented to the issuance of an SEC administrative order (SEA Rel. No. 42640) which, among other things, found that Goldman Sachs had violated Sections 17(a)(2) and (3) of the Securities Act of 1933, as amended (the "Securities Act"), in connection with such pricing of government securities, required Goldman Sachs to cease and desist from violating such provisions, and ordered Goldman Sachs to make payments totaling approximately $5.1 Million to the U.S. Treasury and $104,000 to two municipalities. Under the global settlement, the qui tam lawsuit was dismissed with prejudice, and the Internal Revenue Service agreed not to challenge the tax-free nature of the refundings by virtue of the pricing of such securities.

     In November 2002, the SEC, the National Association of Securities Dealers ("NASD") and the New York Stock Exchange, Inc. ("NYSE") alleged that five broker dealers, including Goldman Sachs, violated Section 17(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 17a-4 thereunder, NYSE Rules 440 and 342 and NASD Rules 3010 and 3110 by allegedly failing to preserve electronic mail communications for three years and/or to preserve electronic mail communications for the first two years in an accessible place, and by allegedly having inadequate supervisory systems and procedures in relation to the retention of electronic mail communications. Without admitting or denying the allegations, the five broker dealers, including Goldman Sachs, consented to censure by the SEC, NASD and NYSE and to the imposition of a cease-and-desist order by the SEC and Goldman Sachs paid a total fine of $1,650,000 ($550,000 each to the SEC, NASD and NYSE). Goldman Sachs also undertook to review its procedures regarding the preservation of electronic mail communications for compliance with the federal securities laws and regulations and the rules of the NASD and NYSE, and to confirm within a specified period of time that it has established systems and procedures reasonably designed to achieve compliance with those laws, regulations and rules.

     On April 28, 2003, without admitting or denying liability, ten investment banking firms including Goldman Sachs, entered into global settlements with the SEC, the NYSE, the NASD and certain states to resolve the investigations relating to equity research analyst conflicts of interest. Goldman Sachs was charged with violating NYSE Rules 342, 401, 472 and 475, and NASD Conduct Rules 2110, 2210 and 3010. Goldman Sachs also agreed to a censure by the NYSE and the NASD and to pay a total of $110,000,000 and to adopt a set of industry-wide reforms of its research and investment banking businesses and to adopt certain restrictions on the allocations of "hot" IPO shares. The terms of the global settlement were entered in an order by a federal court in the Southern District of New York on October 31, 2003 (Civil Action Number 03CV2944).

     On September 4, 2003, Goldman Sachs and the SEC settled administrative proceedings relating to certain trading in U.S. Treasury securities by Goldman Sachs on the morning of October 31, 2001. The Staff of the SEC alleged that Goldman Sachs violated (i) Section 15(c)(1) and Rule 15c1-2 of the Exchange Act as a result of certain trading in U.S. Treasury bonds over an eight minute period on October 31, 2001; and (ii) Section 15(f) of the Exchange Act by failing to maintain policies and procedures specifically addressed to the possible misuse of non-public information obtained from outside consultants. Under the Offer of Settlement submitted by Goldman Sachs and accepted by the SEC, without admitting or denying the SEC's allegations, Goldman Sachs consented to the entry of an Order that, among other things, (i) censured Goldman Sachs; (ii) directed Goldman Sachs to cease and desist from committing or causing any violations of Section 15(c)(1)(A) & (C) and 15(f) and Rule 15c1-2 of the Exchange Act; (iii) ordered Goldman Sachs to pay disgorgement and prejudgment interest in the amount of $1,742,642, and a civil monetary penalty of $5 million; and (iv) directed Goldman Sachs to conduct a review its policies and procedures and to adopt, implement and maintain policies and procedures consistent with the Order and that review. Goldman Sachs also undertook to pay $2,562,740 in disgorgement and interest relating to certain trading in U.S. Treasury bond futures during the same eight minute period.

     On July 1, 2004, Goldman Sachs and the SEC settled administrative proceedings relating to communications from Goldman Sachs sales traders on its Asian Shares Sales Desk to certain institutional customers and news media concerning four international public securities offerings during the period between October 1999 and March 2000. The SEC alleged (i) that certain of these communications by Goldman Sachs employees were made after the registration statements pertaining to those offerings were filed, but not yet declared effective by the SEC, in violation of Section 5(b) of the Securities Act and (ii) that certain comments to the news media by Goldman Sachs with respect to one of the offerings constituted an offer to sell securities in violation of Section 5(c) of the Securities Act. The SEC also alleged that Goldman Sachs failed to adequately supervise the Asian Shares Sales Desk traders, as required by Section 15(b)(4)(E) of the Exchange Act. Under the Offer of Settlement submitted by Goldman Sachs and accepted by the SEC, without admitting or denying the SEC's allegations, Goldman Sachs consented to the entry of an Order that, among other things, directed Goldman Sachs to cease and desist from committing or causing any violations of Sections 5(b) and 5(c) of the Securities Act, and ordered Goldman Sachs to pay a civil monetary penalty of $2 million.

     On January 24, 2005, the SEC filed an action in the U.S. District Court for the Southern District of New York alleging that Goldman Sachs violated Rule 101 of Regulation M under the Exchange Act by attempting to induce, or inducing certain investors to make, aftermarket purchases of certain initial public offerings underwritten by Goldman Sachs during 2000. On February 4, 2005, without admitting or denying the allegations of the complaint, a final judgment was entered against Goldman Sachs, with the consent of Goldman Sachs, under which Goldman Sachs was permanently restrained and enjoined from violating Rule 101 of Regulation M and required to pay a $40 million civil penalty, which was paid on March 31, 2005.